Exhibit 10.40

Execution Copy

LOAN AND SECURITY AGREEMENT

LOAN AND SECURITY AGREEMENT (this “Agreement”), dated as of November 12, 2007, among LIFE SCIENCES CAPITAL, LLC (together with its successors and assigns, if any, “Lender”), InnerCool Therapies, Inc., a Delaware corporation (“InnerCool”), Tissue Repair Company, a Delaware corporation (“TRC”), and Cardium Therapeutics, Inc., a Delaware corporation (“Cardium” and, together with InnerCool and TRC, individually, a “Borrower,” and collectively, the “Borrowers”). Lender has an office at 6 East 43rd Street, New York, New York 10017, and the chief executive office and place of business of each of the Borrowers is 3611 Valley Centre, Suite 525, San Diego, California 92130.

RECITALS

Borrowers wish to borrow funds from Lender in a maximum aggregate principal amount of Five Million Dollars ($5,000,000), and Lender has agreed to loan such funds to Borrowers upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, receipt of which is hereby acknowledged, Borrowers and Lender agree as follows:

1.	DEFINITIONS.

As used in this Agreement, the following terms have the meanings specified below:

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement”—as defined in the heading hereof.

“Borrower” and “Borrowers”—as defined in the heading hereof.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed.

“Capital Lease” means any lease which, pursuant to GAAP, is required to be treated as a capital or financing lease, rather than an operating lease or true lease.

“Closing” means the advance of the Loan to Borrowers and the completion of the other actions to be taken simultaneously therewith as provided herein.

“Closing Date” means the date on which the Closing takes place.

“Collateral” means all of the Borrowers’ presently owned or hereafter acquired personal property of every kind and nature, including, without limitation, all accounts, inventory, chattel paper, commercial tort claims, deposit accounts, documents, goods, equipment, fixtures, instruments, investment securities, letter-of-credit rights, letters of credit, supporting obligations, any other contract rights or rights to the payment of money, Intellectual Property and general intangibles, all substitutions and replacements therefor, and all additions, attachments, accessories and accessions to such property, and all proceeds (including insurance proceeds) thereof (with each of the foregoing terms that are defined in the UCC having the meaning set forth in the UCC).

“Collateral Certificate”—as defined in subsection 4.2b.(8).

“Common Stock” means Cardium’s common stock.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies, or the dismissal or appointment of the management, of a Person, whether through the ownership of securities, by contract or otherwise; “Controlling” and “Controlled” have meanings correlative thereto.

“Default Rate”—as defined in Section 2.7.

“Event of Default”—as defined in Section 8.1.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof (including pursuant to any “synthetic lease” financing), (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed (the amount of such Indebtedness being deemed to be equal to the lesser of (i) the amount of such Indebtedness and (ii) the fair market value of the property that would be subject to such Lien), (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Intellectual Property” means any and all copyright, trademark, servicemark, patent, design right, software, license, trade secret and intangible rights of any Borrower and any applications, registrations, claims, licenses, awards, judgments, amendments, renewals, extensions, improvements and insurance claims related to any of the foregoing, now owned or hereafter acquired, or any claims for damages by way of any past, present or future infringement of any of the foregoing.

“Lender”—as defined in the heading hereof.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, and (b) the interest of a vendor or a lessor under any conditional sale agreement, Capital Lease or title retention agreement relating to such asset; provided that “Lien” shall not include the interest of a lessor under an operating lease.

“Loan” means the aggregate principal amount of all advances made by Lender pursuant hereto.

“Loan Documents” means this Agreement, the Note, the Warrant and each other agreement or instrument executed and delivered by any Borrower in connection herewith.

“Note”—as defined in Section 2.2.

“Obligations” means all unpaid principal of and accrued and unpaid interest on the Loan, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Borrowers to the Lender arising under this Agreement, the Notes or any other agreement or instrument relating thereto, and other debt, obligations and liabilities of any kind whatsoever of Borrowers to Lender, now existing or arising in the future, excluding any warrants or other equity interests.

“Permitted Liens” means (i) Liens in favor of Lender, (ii)Liens for taxes not yet due or for taxes being contested in good faith and which do not involve, in the judgment of Lender, any risk of the sale, forfeiture or loss of any of the Collateral, (iii) Liens existing on the date hereof and described on

Schedule 5.7 hereto, (iv) purchase money security interests (including the interests of lessors under Capital Leases), provided that the security interest attaches only to the financed property (and any accessions, attachments, replacements or improvements thereon) and secures no obligations than the balance of the purchase price thereof, and (v) inchoate materialmen’s, mechanic’s, repairmen’s and similar liens arising by operation of law in the normal course of business and which are not delinquent, (vi) other Liens subordinated to the Liens in favor of the Lender on terms satisfactory to Lender in its sole discretion, (vii) Liens of carriers, warehousemen, mechanics, materialmen, vendors, and landlords incurred in the ordinary course of business, (viii) Liens arising from bankers’ liens, rights of setoff and similar Liens incurred on deposits or securities accounts made in the ordinary course of business to the extent the Lender has a security interest in such accounts, (ix) Liens for taxes not at the time delinquent or thereafter payable without penalty or being contested in good faith, provided provision is made to the reasonable satisfaction of the Lender for the eventual payment thereof if subsequently found payable; (x) Liens consisting of easements, rights-of-way, minor defects or irregularities in title, zoning restrictions or other restrictions on the use of real property that do not, in the aggregate, interfere in any material respect with the ordinary conduct of business of the Borrowers and their subsidiaries taken as a whole; and (xi) Liens arising from cash deposits to secure letters of credit and surety obligations not to exceed the aggregate principal amount of $500,000 at any time.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“UCC” means the Uniform Commercial Code, as in effect in any applicable jurisdiction, as amended from time to time.

“Warrant” means the warrant to purchase 93,333 shares of Common Stock to be issued by Cardium to Lender at the Closing, substantially in the form of Exhibit B hereto.

Any accounting term used but not defined herein shall be construed in accordance with GAAP and all calculations shall be made in accordance with GAAP. The term “financial statements” shall include the accompanying notes and schedules. All other terms used but not defined herein which are defined in the UCC shall have the meanings given to such terms in the UCC.

2.	LOAN AND TERMS OF PAYMENT.

2.1 Advances. Subject to satisfaction of the conditions set forth herein, Lender will make the Loan to Borrowers in a single advance at the Closing, in a maximum principal amount of $5,000,000. In the event that the Borrowers request an advance of less than $5,000,000, the excess of such maximum principal amount over the amount advanced to the Borrowers at the Closing shall not be available for borrowing at a later date.

2.2. Promise to Pay. Borrowers jointly and severally promise to pay to Lender the principal of and interest on the Loan, on such date or dates, at the interest rate and in the manner set forth in the promissory note, the form of which is attached hereto as Exhibit A (the “Note”).

2.3. Request for Loan. Borrowers will notify Lender in writing (which shall include facsimile and email) no later than 1:00 p.m. New York City time, at least three (3) Business Days prior to the Closing Date on which the Borrowers request that the Loan be advanced. Such notice shall indicate the amount of the Loan requested by Borrowers to be advanced on such Closing Date and the account to which advance is to be disbursed. Subject to Borrowers’ satisfaction of the conditions precedent set forth in Section 4 hereof, Lender shall make the Loan by wire transfer to such account as specified by Borrowers. Notwithstanding anything to the contrary contained herein, in no event will the Closing Date be later than November 30, 2007.

2.4. Voluntary Prepayment. Borrowers may, at their option, prepay the principal amount of the Loan in whole at any time or in part, from time to time; provided that each prepayment of principal shall be accompanied by the payment of (x) all accrued but unpaid interest on the principal amount prepaid to the date of prepayment, and (y) a prepayment fee equal to (1) four percent (4%) of the principal amount prepaid, for any prepayment received prior to the first anniversary of the Closing Date, (2) three percent (3%) of the principal amount prepaid, for any prepayment received on or after the first anniversary of the Closing Date but prior to the second anniversary of the Closing Date, and (3) one percent (1%) of the principal amount prepaid, for any prepayment received on or after the second anniversary of the Closing Date.

2.6. Late Fees. If Lender does not receive any payment hereunder or under the Note within ten (10) days after its due date, then Borrowers agree to pay a late fee equal to the lesser of (i) five percent (5%) of such overdue amount or (ii) the maximum amount permitted to be charged under applicable law.

2.7. Default Rate. The Loan shall bear interest, from and after the occurrence and during the continuance of an Event of Default, at a rate equal to the lesser of (i) four percent (4%) above the rate of interest applicable immediately prior to the occurrence of the Event of Default and (ii) the maximum amount permitted to be charged under applicable law (the “Default Rate”). Lender shall have the option, upon the occurrence and during the continuance of an Event of Default, to accelerate the Loan and make the entire unpaid principal amount, together with all accrued and unpaid interest thereon, and any other sum payable in respect thereof or under any Loan Document immediately due and payable and subject to the Default Rate. The application of the Default Rate shall not be interpreted or deemed to extend any cure period or waive any default or otherwise limit Lender’s right or remedies.

3.	SECURITY INTEREST.

3.1. Grant of Security Interest. As a security for the prompt payment and performance of the Obligations, Borrowers hereby grant to Lender a lien on and security interest in the Collateral.

3.2. Financing Statements. Borrowers hereby authorize Lender to file financing statements, continuation statements and such other documents as Lender shall deem necessary or appropriate with all appropriate jurisdictions to perfect Lender’s security interest granted hereby.

3.3. Release of Intellectual Property Security Interest. Lender agrees that at such time as Cardium shall have received, following the date hereof, net proceeds from the sale of equity securities, licensing transactions, payments made by joint venturers or other parties to collaborative ventures and/or dispositions of assets outside the ordinary course of business and permitted hereunder, in an aggregate amount of no less than $25,000,000, the Intellectual Property shall no longer constitute a part of the Collateral and Lender shall, at the request and at the sole expense of Borrowers, execute such termination statements and other documents as shall be necessary to evidence of the release of Lender’s security interest in the Intellectual Property. Notwithstanding the foregoing, the Collateral at all times shall include all accounts and general intangibles that consist of rights to payment and proceeds from the sale, licensing or disposition of all or any part of, or rights in, the Intellectual Property.

3.4. Termination of Security Interest. The Lender’s Lien on the Collateral shall continue until all of the Obligations are indefeasibly paid in full. Upon such payment in full, the Lender shall, at Borrowers’ sole cost and expense, release its Liens in the Collateral and all rights therein shall revert to Borrowers.

3.5 Additional Provisions Relating to Security Interest.

a. Notwithstanding the foregoing provisions of this Section 3, the grant of a security interest as provided herein shall not extend to, and the term “Collateral” shall not include, any general intangibles of Borrowers (whether owned or held as licensee or lessee, or otherwise), to the extent that (i) such general intangibles are not assignable or capable of being encumbered as a matter of law or, with respect to intangibles held as licensee or lessee, under the terms of the license, lease or other agreement applicable thereto (but solely to the extent that any such restriction shall be enforceable under applicable law), without the consent of the licensor or lessor thereof or other applicable party thereto and (ii) such consent has not been obtained; provided, however, that the foregoing grant of security interest shall extend to, and the term “Collateral” shall include, (A) any general intangible which is an account receivable or a proceed of, or otherwise related to the enforcement or collection of, any account receivable, or goods which are the subject of any account receivable, (B) any and all proceeds of any general intangibles which are otherwise excluded to the extent that the assignment or encumbrance of such proceeds is not so restricted, and (C) upon obtaining the consent of any such licensor, lessor or other applicable party’s consent with respect to any such otherwise excluded general intangibles, such general intangibles as well as any and all proceeds thereof that might have theretofore have been excluded from such grant of a security interest and the term “Collateral”.

b. Anything herein to the contrary notwithstanding, in no event shall the Collateral include, and no Borrower shall be deemed to have granted a security interest in, any of such Borrower’s right, title or interest in any of the outstanding voting capital stock or other ownership interests of a Controlled Foreign Corporation (as defined below) in excess of 65% of the voting power of all classes of capital stock or other ownership interests of such Controlled Foreign Corporation entitled to vote; provided that (i) immediately upon the amendment of the Internal Revenue Code to allow the pledge of a greater percentage of the voting power of capital stock or other ownership interests in a Controlled Foreign Corporation without adverse tax consequences, the Collateral shall include, each Borrower shall be deemed to have granted a security interest in, such greater percentage of capital stock or other ownership interests of each Controlled Foreign Corporation; and (ii) if no adverse tax consequences to such Borrower shall arise or exist in connection with the pledge of any Controlled Foreign Corporation, the Collateral shall include, and Debtor shall be deemed to have granted a security interest in, such Controlled Foreign Corporation. As used herein, “Controlled Foreign Corporation” shall mean a “controlled foreign corporation” as defined in the U.S. Internal Revenue Code.

c. Lender agrees that, notwithstanding the terms of any account control agreements, while no Event of Default exists and is continuing Lender (i) shall refrain from exerting control over any deposit or securities accounts subject to such account control agreements, (ii) shall defer to Borrowers’ control over the assets and proceeds in such accounts, including Borrowers’ ability to withdraw from, or otherwise direct the disposition of funds from, deposit accounts for the payment of Borrowers’ obligations to third parties as they become due and payable, and including Borrowers’ ability to withdraw from, designate investments in, or otherwise direct activities in its securities accounts, and (iii) shall not send a “Notice of Exclusive Control” (or similar notice pursuant to which Lender purports to exert exclusive control over any deposit or securities account of Borrowers) to the applicable bank, broker or other securities intermediary party to an account control agreement.

4.	CLOSING; CONDITIONS TO CLOSING

4.1 Closing. Subject to satisfaction of all conditions thereto, the Loan shall be advanced to Borrowers at a Closing to be held at the offices of the Lender, or such other place as may be agreed upon by the parties.

4.2. Conditions Precedent to Closing. The obligation of Lender to make the Loan is subject to the satisfaction, as reasonably determined by Lender, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by Lender in its sole discretion:

a.	Borrowers shall have duly executed and delivered to Lender:

(1)	this Agreement;

(2)	the Note;

b.	Cardium shall have executed and delivered to the Lender the Warrant;

c.	Borrowers shall have delivered to Lender:

(1)	a certificate of the Secretary of each Borrower, substantially in the form of Exhibit C hereto, with the attachments described therein;

(2)	a certificate of the Chief Executive Officer or Chief Financial Officer of each Borrower confirming that all representations and warranties in Section 5 hereof are true in all material respects as of the Closing Date, that all conditions to the making of the Loan have been satisfied, and that no Event of Default, or event which, with the giving of notice and/or passage of time would become an Event of Default, has occurred and is continuing or will result from the making of the Loan;

(3)	a certificate of good standing of each Borrower as of a recent date acceptable to Lender from the Secretaries of State of Delaware and California;

(4)	current UCC search results evidencing no Liens on the Collateral other than Permitted Liens;

(5)	filed copies of UCC financing statements, collateral assignments and termination statements, with respect to the Collateral, as Lender shall request;

(6)	certificates of insurance evidencing the insurance coverage required pursuant to Section 6.3 herein;

(7)	to the extent obtainable prior to Closing using commercially reasonably efforts of the Borrowers, a landlord consent in favor of the Lender executed by the landlord for any location where material Collateral is located, substantially in the form of Exhibit D hereto;

(8)	for each Borrower, a completed certificate in the form of Exhibit E hereto (the “Collateral Certificate”);

(9)	an account control agreement, in form and substance reasonably acceptable to Lender, for each deposit and securities account listed on the Collateral Certificate and that has or is expected to have an average balance in excess of $10,000;

(10)	an amount equal to the excess of (i) (x) $100,000, representing Lender’s commitment fee, plus (y) Lender’s out-of-pocket expenses incurred in connection with its entering into this Agreement and the transactions contemplated hereby, over (ii) $25,000, representing the good faith deposit previously paid by Borrowers to Lender; and

d.	Borrowers shall have taken such further actions and delivered or executed and delivered such further documents and instruments as Lender may reasonably request in order to consummate the transactions contemplated hereby.

5.	REPRESENTATIONS AND WARRANTIES OF BORROWERS.

Each Borrower represents, warrants and covenants as of the date of this Agreement and as of the Closing Date that:

5.1. Due Organization and Authorization. Each Borrower’s legal name is as set forth in the heading of this Agreement. Each Borrower is, and will remain, duly organized, validly existing and in good standing under the laws of the State of Delaware, has its chief executive offices at the location specified in the heading to this Agreement, and is, and will remain, duly qualified as a foreign corporation and in good standing in every jurisdiction where the conduct of its business or its ownership or leasing of assets make such qualification necessary, except where the failure to so qualify, individually and in the aggregate, would not have a material adverse effect on the Borrower, its business or the Collateral. This Agreement and the other Loan Documents to which it is a party have been duly authorized, executed and delivered by each Borrower and each constitutes the legal, valid and binding obligation of such Borrower, enforceable against it in accordance with its terms.

5.2. Third Party Consents. No filing or register with, or approval, waiver or consent of, any Governmental Authority or any other Person is required in connection with the entry into, or performance by any Borrower of, any of the Loan Documents, except (i) such as have been obtained and are in full force and effect, (ii) the filing of the financing statements by the Lender to perfect the security interest granted hereunder, and (iii) any securities filings related to the Warrant.

5.3. No Conflicts. The entry into, and performance by the Borrowers of, the Loan Documents will not (i) violate any of the organizational documents of any Borrower or any judgment, order, law, regulation or decree applicable to any Borrower, or (ii) result in any breach of or constitute a default under any contract to which any Borrower is a party, or result in the creation of any Lien or claim on any property of a Borrower (except for Liens in favor of Lender) pursuant to any indenture, mortgage, deed of trust, bank loan, credit agreement, or other agreement or instrument to which any Borrower is a party or by which any Borrower or any of its assets is bound.

5.4. Litigation. There are no suits or proceedings pending or threatened in or before any court, arbitration panel, commission, board or other administrative agency against or affecting any Borrower or its assets which could, in the aggregate, have a material adverse effect on the Borrowers’ business or financial condition, taken as a whole, the Collateral or any Borrower’s ability to perform its obligations under the Loan Documents, nor, to the best of Borrowers’ knowledge, is there any basis therefor.

5.5. Financial Statements. Cardium has heretofore delivered to Lender its audited consolidated balance sheets as of December 31, 2006, and December 31, 2005, and the related consolidated statements of income and cash flows for the twelve month periods then ended, and its unaudited consolidated balance sheet as of June 30, 2007, and related consolidated statements of income and cash flows for the fiscal quarter period then ended. All financial statements of Borrowers heretofore delivered to Lender and to be delivered pursuant to Section 6.2 have been and will be prepared in accordance with GAAP (subject, in the case of interim statements, to normal year-end adjustments and the absence of footnotes), and since the date of the most recent financial statement, there has been no material adverse change in Borrowers’ business or financial condition.

5.6. Use of Proceeds. The proceeds of the Loan shall be used for general working capital purposes. Each of the Borrowers acknowledges that it will benefit directly and indirectly from the Loan advanced to the Borrowers.

5.7. Collateral. Borrowers are, and will remain, the sole and lawful owners, and in possession of, the Collateral, other than (a) inventory sold in the ordinary course of business (b) Collateral which is licensed by or to any Borrower and (c) assets maintained with third parties in the ordinary course of business. Borrowers have the sole right and lawful authority to grant the security interest described in this Agreement. The Collateral is, and will remain, free and clear of all liens, claims and encumbrances of any kind whatsoever, except for Permitted Liens.

5.8. Compliance with Laws. Borrowers are and will remain in compliance in all material respects with all laws, statutes, ordinances, rules and regulations applicable to it including, without limitation, (i) ensuring that no person who owns a controlling interest in or otherwise controls any Borrower is or shall be (a) listed on the Specially Designated Nationals and Blocked Person List maintained by the Office of Foreign Assets Control (“OFAC”), Department of Treasury, and/or any other similar lists maintained by OFAC pursuant to any authorizing statute, Executive Order or regulation or (b) a person designated under Section 1(b), (c) or (d) of Executive Order No. 13224 (September 23, 2001), any related enabling legislation or any other similar Executive Orders, and (ii) compliance with all applicable Bank Secrecy Act (“BSA”) laws, regulations and government guidance on BSA compliance and on the prevention and detection of money laundering violations. Each Borrower shall be in compliance with the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA except to the extent that any such failure to comply could not, in the aggregate, reasonably be expected to result in a material adverse effect on the Borrowers’ business or financial condition, taken as a whole. No Borrower is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, and no Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T, U and X of the Board of Governors of the Federal Reserve System).

5.9. Intellectual Property. The Intellectual Property is and will remain free and clear of all liens, claims and encumbrances of any kind whatsoever, except for Permitted Liens and licenses described in Section 8.3. No Borrower has entered into or will enter into any other agreement or financing arrangement with any Person other than Lender pursuant to which such Borrower agrees that it will not grant any Lien on or in its Intellectual Property.

5.10. Full Disclosure. No representation, warranty or other statement made by any Borrower herein or in any certificate or written statement furnished to Lender contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which they were made, not misleading, it being recognized by Lender that any projections and forecasts provided by Borrowers in good faith and based upon reasonable assumptions are not to be viewed as facts and that actual results during the period or periods covered by any such projections and forecasts may differ from the projected or forecasted results.

6.	AFFIRMATIVE COVENANTS.

6.1. Notice to Lender. Borrowers shall give prompt notice to Lender of (i) any change or event that is, or could reasonably be expected to result in, a violation of any of Borrowers’ covenants contained herein, (ii) any change in the accuracy in any material respect of any of the representations and warranties provided in Section 5 above, or (iii) the occurrence of an Event of Default or event which, with the giving of notice and/or lapse of time would become an Event of Default.

6.2. Financial Statements; Regulatory Filings. Cardium shall deliver to Lender (i) within 60 days following the end of each fiscal quarter, consolidated and consolidating balance sheets of Cardium and its subsidiaries as of the end of such fiscal quarter, and consolidated and consolidating statements of income and cash flows for such fiscal quarter and for the year to date, certified by Cardium’s Chief Financial Officer as being prepared in accordance with GAAP (subject to normal year-end adjustments and the absence of footnotes), and (ii) within 90 days after the end of each fiscal year, audited financial statements certified by Marcum & Kliegman LLP or other independent certified public accountant selected by Cardium and reasonably satisfactory to Lender. Financial statements required pursuant to the preceding sentence (other than consolidating statements) may be in the form filed by Cardium with the Securities and Exchange Commission in compliance with Regulation S-X. All financial statements delivered pursuant to this Section 6.2 shall be accompanied by a compliance certificate, signed by the Chief Executive Officer or Chief Financial Officer of each of Cardium, substantially in the form of Exhibit F hereto. Cardium shall deliver to Lender copies of all reports filed by any Borrower with the Securities and Exchange Commission or distributed by Cardium to its stockholders generally, no later than the date on which first transmitted to the Securities and Exchange Commission or Cardium’s stockholders, as applicable.

6.3. Insurance. Borrowers, at their expense, shall keep the Collateral insured at all times, with insurers reasonably satisfactory to Lender against loss or damage and in an amount no less than the full replacement value of the Collateral, with deductible amounts and other terms of the kind and nature that the same or similar businesses would maintain. Upon Lender’s request, Borrowers shall deliver to Lender policies or certificates of insurance evidencing such coverage. Each policy shall name Lender as a loss payee, shall provide for coverage to Lender regardless of the breach by an insured of any warranty or representation made therein, shall not be subject to co-insurance, and shall provide that coverage may not be canceled or altered by the insurer except upon 30 days’ prior written notice to Lender. Borrowers appoint Lender as their attorney-in-fact to make proof of loss, claim for insurance and adjustments with insurers, and to receive payment of and execute or endorse all documents, checks or drafts in connection with insurance payments, at any time that an Event of Default exists. If an Event of Default has occurred and is continuing, the proceeds of insurance received by any Borrower shall be applied, at the option of Lender, to repair or replace the Collateral or to reduce any of the Obligations.

6.4. Agreement with Landlord. Borrowers shall use commercially reasonable efforts to obtain and maintain such landlord consents with respect to any real property on which material Collateral is located as Lender may reasonably require.

6.5. Protection of Intellectual Property. Borrowers shall take all necessary actions in the exercise of their reasonable business judgment to: (a) protect, defend and maintain the validity and enforceability of their material Intellectual Property, (b) promptly advise Lender in writing of material infringements of their Intellectual Property and, should the Intellectual Property be material to a Borrower’s business, promptly sue for infringement, misappropriation or dilution and to recover any and all damages for such infringement, misappropriation or dilution, (c) not allow any Intellectual Property material to a Borrower’s business to be abandoned, forfeited or dedicated to the public without Lender’s written consent, and (d) notify Lender immediately if a Borrower knows or has reason to know that any application or registration relating to any material patent, trademark or copyright (now or hereafter existing) may become abandoned or dedicated, or of any materially adverse determination or development (including the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office, the United States Copyright Office or any court) regarding a Borrower’s ownership of any Intellectual Property, its right to register the same, or to keep and maintain the same.

6.6. Special Collateral Covenants.

a.	Until otherwise directed by Lender following the occurrence and during the continuance of an Event of Default, Borrowers shall remain in possession of the Collateral that than assets maintained with third parties in accordance with the Borrowers’ ordinary course of business; provided, however, that Borrowers shall deliver to Lender (i) at Lender’s request, any chattel paper or instrument that constitutes a part of the Collateral, and (ii) any other Collateral in which Lender’s security interest may be perfected only by possession. Lender may inspect any of the Collateral during normal business hours after giving Borrowers at least one Business Day’s prior notice. Upon Lender’s request, Borrowers will promptly notify Lender in writing of the location of any Collateral.

b.	Borrowers shall (i) use the Collateral only in their respective trades or businesses, (ii) maintain all of the Collateral material to their businesses in good operating order and repair, normal wear and tear excepted, (iii) use and maintain the Collateral only in material compliance with manufacturers’ recommendations and all applicable laws, and (iv) keep all of the Collateral free and clear of all Liens (except for Permitted Liens).

c.	Lender does not authorize and Borrowers agree that they shall not (i) part with possession of any of the Collateral (except (A) to Lender, (B) for the purposes of maintenance and repair or (C) to maintain with third parties in accordance with the Borrowers’ ordinary course of business), (ii) remove any of the Collateral from the continental United States, or (iii) sell, rent, lease, mortgage, license, grant a security interest in or otherwise transfer or encumber (except for Permitted Liens) any of the Collateral; provided, however, that Borrowers may (A) sell inventory in the ordinary course of business, (B) dispose of equipment and inventory which has become obsolete (C) license its Intellectual Property and (D) otherwise dispose of assets in its ordinary course of business.

d.	Borrowers shall pay promptly when due all material taxes, license fees, assessments and public and private charges levied or assessed on any of the Collateral, on its use, or on this Agreement or any of the other Loan Documents, except as may be contested in good faith by the appropriate procedures. At its option, if Borrowers fail to promptly pay same and is not contesting such amounts in good faith, Lender may discharge taxes, liens, security interests or other encumbrances at any time levied or placed on the Collateral and may pay for the maintenance, insurance and preservation of the Collateral and effect compliance with the terms of this Agreement or any of the other Loan Documents. Borrowers agree to reimburse Lender, on demand, for all out-of-pocket costs and expenses incurred by Lender in connection with such payment or performance and agrees that such reimbursement obligation shall constitute Obligations and shall bear interest, at the Default Rate, until paid in full.

e.	Borrowers shall, at all times, keep accurate and complete records of the Collateral, and Lender shall have the right to inspect and make copies of all of Borrowers’ books and records relating to the Collateral during normal business hours, after giving Borrowers at least one Business Day’s prior notice.

f.	Borrowers agree and acknowledge that any third person who may at any time possess all or any portion of the Collateral shall be deemed to hold, and shall hold, the Collateral as the agent of, and as pledge holder for, Lender. At any time at which an Event of Default has occurred and is continuing, Lender may give notice to any third person described in the preceding sentence that such third person is holding the Collateral as the agent of, and as pledge holder for, the Lender.

g.	Borrowers shall indemnify and hold harmless Lender, its successors and assigns, and their respective directors, officers, agents and employees, from and against all claims, actions and suits (including, without limitation, related attorneys’ fees) of any kind whatsoever arising, directly or indirectly, in connection with any of the Collateral. Notwithstanding the foregoing, Borrowers shall not be required to indemnify Lender against any losses, claims or expenses which are finally judicially determined to have resulted from the gross negligence or willful misconduct of Lender.

6.7. Further Assurances. Borrowers shall, upon request of Lender, furnish to Lender such further information, execute and deliver to Lender such documents and instruments (including, without limitation, UCC financing statements and continuation statements) and shall do such other acts and things as Lender may at any time reasonably request relating to the perfection or protection of the security interest created by this Agreement or for the purpose of carrying out the intent of this Agreement.

7.	NEGATIVE COVENANTS

Without the prior written consent of Lender:

7.1. Liens. Borrowers shall not create, incur, assume or permit to exist any lien on any of their assets, including, without limitation, their Intellectual Property, except Permitted Liens. No Borrower shall enter into any other agreement or financing arrangement with any Person other than Lender pursuant to which such Borrower agrees that it will not grant any Lien on or in its Intellectual Property except for usual and customary provisions in licenses of Intellectual Property and equipment leases.

7.2. Dispositions. Borrowers shall not convey, sell, lease, transfer or otherwise dispose of all or any material part of the Collateral without the prior written consent of Lender, except (i) as permitted pursuant to Section 6.6, (ii) transfers in connection with Permitted Liens and (iii) intercompany transfers among the Borrowers and any subsidiaries.

7.3. Change in Name, Location, Executive Office, or Executive Management; Change in Business; Change in Fiscal Year. No Borrower shall (i) change its name or state of incorporation, (ii) relocate its chief executive office without 30 days’ prior written notification to Lender, (iii) engage in any business other than or reasonably related or incidental to the businesses currently engaged in by such Borrower or (iv) change its fiscal year end.

7.4. Dividends. Cardium shall not pay any dividends or make any distribution or payment in respect of, or redeem, retire or purchase any of its capital stock or other equity interests, provided that: (a) Cardium may declare and make dividends or other distributions payable solely in the common stock or other common equity interests of such Person; (b) Cardium may purchase, redeem or otherwise acquire equity interests issued by it with the proceeds received from the substantially concurrent issue of new shares of its common stock or other common equity interests; and (c) Cardium may repurchase the stock of former employees, in an aggregate amount not to exceed $100,000 in any calendar year, and may repurchase stock deemed to occur upon exercise of stock options, warrants or other convertible securities to the extent the shares of such stock represent a portion of the exercise price of such options, warrants or convertible securities.

7.5. Sale of Equity. Cardium shall not sell, transfer or distribute any equity securities of InnerCool or TRC. Neither InnerCool nor TRC shall issue any equity securities to any Person other than Cardium.

7.6. Transactions with Affiliates. Borrowers shall not directly or indirectly enter into or permit to exist any material transaction with any Affiliate of a Borrower, except for transactions that are in the ordinary course of business, upon fair and reasonable terms that are no more favorable to such Affiliate than would be obtained in an arm’s-length transaction with an unrelated third party.

7.7. Compliance. No Borrower shall become an “investment company” or be controlled by an “investment company,” within the meaning of the Investment Company Act of 1940, or fail to comply with any of the other laws and regulations described in Section 5.8 herein.

8.	DEFAULT AND REMEDIES.

8.1. Events of Default. Each of the following shall constitute an Event of Default:

a.	Borrowers fail to pay within three (3) Business Days of the date when due any installment of principal or interest or other amount payable under any of the Loan Documents;

b.	any Borrower violates or is in breach of any of its covenants contained in Section 7 hereof;

c.	any Borrower violates or is in breach of any of its obligations under any of the Loan Documents, other than those provisions contemplated by the preceding clauses a. and b., and fails to cure such breach within 30 days after written notice from Lender (or within 30 days after the occurrence of such violation or breach, if such Borrower has failed to give Lender prompt notice of the occurrence thereof in accordance with Section 6.1 hereof);

d.	any warranty, representation or statement made by any Borrower in any of the Loan Documents or otherwise in writing in connection with any of the Obligations shall prove at any time to be false or misleading in any material respect;

e.	any of the Collateral is subjected to attachment, execution, levy, seizure or confiscation in any legal proceeding or otherwise, or if any legal or administrative proceeding is commenced against any Borrower or any of the Collateral, which in the judgment of Lender subjects any of the Collateral to a material risk of attachment, execution, levy, seizure or confiscation, and no bond is posted or protective order obtained which is sufficient, in the judgment of Lender, to negate such risk;

f.	any Borrower is in material breach or default under any other agreement between such Borrower and Lender beyond any applicable grace period;

g.	any Borrower dissolves, terminates its existence, becomes insolvent or ceases to do business as a going concern, or takes any corporate action in contemplation of any of the foregoing;

h.	a receiver, liquidator, custodian, trustee or similar officer is appointed for all or of any material part of the property of any Borrower, or a Borrower makes or initiates any proceeding seeking to make an assignment for the benefit of creditors;

i.

any Borrower files a petition seeking an order for relief under any bankruptcy, insolvency or similar law, or files an answer admitting the material allegations of any such petition filed against it, or takes any corporate action in furtherance thereof; or any Borrower is unable to pay its debts generally as they mature, or so states in writing; or any petition under any bankruptcy, insolvency or similar law is filed against any Borrower and is not dismissed within 60 days after the filing thereof;

j.	except as specifically authorized herein or as consented to in writing by Lender, any Borrower files an amendment or termination statement relating to a filed financing statement naming Lender (or its successor) as secured party and describing the Collateral;

k.	there is a material adverse change in the Collateral or in the financial condition of Cardium and its subsidiaries, taken as a whole, as reasonably determined by Lender;

l.	any Borrower defaults under any other material obligation for (i) borrowed money, (ii) the deferred purchase price of property or (iii) payments due under any lease agreement and as a result of such default the holder of such obligation has the right to accelerate the maturity thereof; or

m.	Cardium shall fail to receive net proceeds from sale of equity securities, licensing transactions, payments made by joint venturers or other parties to collaborative ventures and/or dispositions of assets outside the ordinary course of business and permitted hereunder, in an aggregate amount of no less than $25,000,000, after the date hereof and prior to June 30, 2008.

8.2. Lender Remedies. Upon the occurrence and during the continuance of an Event of Default, (i) any obligation of the Lender to make advances of the Loan shall terminate, (ii) Lender, at its option, may declare any or all of the Obligations to be immediately due and payable, whereupon the same shall become immediately due and payable, without demand or notice to Borrower; provided, however, that upon the occurrence of an Event of Default described in subsection 8.1.i, all of the Obligations shall immediately become due and payable without any declaration, notice or other action by Lender; and (iii) all of the outstanding Obligations shall bear interest at the Default Rate until paid in full. In addition to any other rights and remedies it may have at law or in equity, Lender shall have all of the rights and remedies of a secured party following default under the UCC and under any other applicable law. Without limiting the foregoing, Lender shall have the right to (i) notify any account debtor of a Borrower or any obligor on any instrument which constitutes part of the Collateral to make payment directly to Lender, (ii) with or without legal process, enter any premises where the Collateral may be and take possession of and remove the Collateral from the premises or store it on the premises, (iii) sell the Collateral at public or private sale, in whole or in part, and have the right to bid and purchase at said sale, or (iv) lease or otherwise dispose of all or part of the Collateral, applying proceeds from such disposition to the Obligations in such order as Lender may elect. If requested by Lender, Borrowers shall promptly assemble the Collateral and make it available to Lender at a place to be designated by Lender which is reasonably convenient to the parties. Lender may also render any or all of the Collateral unusable at the Borrowers’ premises and may dispose of such Collateral on such premises without liability for rent or costs. Any notice that Lender is required to give to Borrowers under the UCC of the time and place of any public sale or the time after which any private sale or other intended disposition of the Collateral is to be made shall be deemed to constitute reasonable notice if such notice is given to the last known address of Borrowers at least five (5) days prior to such action. All rights and remedies provided to Lender herein or at law or in equity are cumulative, and none of such rights or remedies is exclusive.

8.3. Lender’s Intellectual Property Remedies. Notwithstanding any release of Lender’s security interest in the Intellectual Property pursuant to Section 3.3 hereof, in addition to the remedies provided in Section 8.2 above and any other remedies available to it at law or in equity, Borrowers hereby grant to Lender and any transferee of Collateral, for purposes of exercising its remedies as provided herein, an irrevocable, nonexclusive license (exercisable without payment of royalty or other compensation to the Borrowers) to use, license or sublicense any Intellectual Property now owned or hereafter acquired by Borrowers, and wherever the same may be located, and including in such license access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof.

8.4. Sale of Collateral. Proceeds from any sale or lease or other disposition of Collateral shall be applied: first, to all costs of repossession, storage, and disposition, including without limitation attorneys’, appraisers’, and auctioneers’ fees; second, to discharge the Obligations, in whatever order Lender shall elect, in its sole discretion; and third, to Borrowers or such other Person as shall be entitled thereto. Borrowers shall remain fully liable, jointly and severally, for any deficiency.

9.	MISCELLANEOUS.

9.1. Assignment. This Agreement, the Note and/or any of the other Loan Documents may be assigned, in whole or in part, by Lender to another institutional lender, without notice to Borrowers, and Borrowers agree not to assert against any such assignee, or assignee’s assigns, any defense, set-off, recoupment claim or counterclaim which any Borrower has or may at any time have against Lender for any reason whatsoever; provided, however, that Lender shall not assign this Agreement, the Note or any other Loan Document to a competitor of any Borrower. Borrowers agree that if Borrowers receive written notice of an assignment from Lender, Borrowers will pay all amounts payable under any assigned Loan Documents to such assignee or as instructed by Lender. Borrowers also agree to confirm in writing receipt of the notice of assignment as may be reasonably requested by Lender or assignee.

9.2. Notices. All notices to be given in connection with this Agreement shall be in writing, shall be addressed to the parties at their respective addresses set forth in this Agreement (unless and until a different address may be specified in a written notice to the other party), and shall be deemed given (i) on the date of receipt if delivered in hand or by confirmed facsimile or electronic transmission, (ii) on the next Business Day after being sent by express mail or national overnight courier service, and (iii) on the fourth Business Day after being sent by registered or certified mail, postage prepaid, return receipt requested. Any notice to any of the Borrowers shall be sufficiently given if delivered to such Borrower in care of Cardium.

9.3. Correction of Loan Documents. Lender may correct patent errors and fill in all blanks in this Agreement or the Collateral Certificate consistent with the agreement of the parties.

9.4. Performance. Time is of the essence of this Agreement. This Agreement shall be binding, jointly and severally, upon all parties described as “Borrower” and their respective successors and assigns, and shall inure to the benefit of Lender, its successors and assigns.

9.5. Payment of Fees. Whether or not any Closing occurs or any portion of the Loan is advanced to Borrowers, Borrowers agree, jointly and severally, to pay on demand all reasonable attorneys’ fees and other costs incurred by Lender in connection with the enforcement, assertion, defense or preservation of Lender’s rights and remedies under this Agreement, or if prohibited by law, such lesser sum as may be permitted. Borrowers further agree that such fees and costs shall constitute Obligations and, if not paid when due, shall bear interest at the Default Rate until paid in full.

9.6. Rights Cumulative. Lender’s rights and remedies under this Agreement or otherwise arising are cumulative and may be exercised singularly or concurrently. Neither the failure nor any delay on the part of the Lender to exercise any right, power or privilege under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right, power or privilege preclude any other or further exercise of that or any other right, power or privilege. LENDER SHALL NOT BE DEEMED TO HAVE WAIVED ANY OF ITS RIGHTS UNDER THIS AGREEMENT OR UNDER ANY OTHER AGREEMENT, INSTRUMENT OR PAPER SIGNED BY ANY BORROWER UNLESS SUCH WAIVER IS EXPRESSED IN WRITING AND SIGNED BY LENDER. A waiver on any one occasion shall not be construed as a bar to or waiver of any right or remedy on any future occasion.

9.7. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior understandings (whether written, verbal or implied) with respect to such subject matter. THIS AGREEMENT SHALL NOT BE CHANGED OR TERMINATED ORALLY OR BY COURSE OF CONDUCT, BUT ONLY BY A WRITING SIGNED BY BOTH PARTIES. Section headings contained in this Agreement have been included for convenience only, and shall not affect the construction or interpretation of this Agreement.

9.8. Binding Effect. This Agreement shall continue in full force and effect until all of the Obligations has been indefeasibly paid in full to Lender or its assignee. The surrender, upon payment or otherwise, of any Note or any of the other documents evidencing any of the Obligations shall not affect the right of Lender to retain the Collateral for such other Obligations as may then exist or as it may be reasonably contemplated will exist in the future. This Agreement shall automatically be reinstated if Lender is ever required to return or restore the payment of all or any portion of the Obligations (all as though such payment had never been made).

9.9. Use of Logo. Lender may use any of Borrowers’ names, logos and/or trademarks with the applicable Borrower’s prior consent (which such Borrower shall not unreasonably withhold) in connection with certain promotional materials that Lender may disseminate to the public. The promotional materials may include, but are not limited to, brochures, video tape, internet website, press releases, advertising in newspaper and/or other periodicals, lucites, and any other materials relating the fact that Lender has a financing relationship with Borrowers and such materials may be developed, disseminated and used without Borrowers’ review. Nothing herein obligates Lender to use Borrowers’ names, logos and/or trademarks, in any promotional materials of Lender.

9.10. Waiver of Jury Trial. BORROWERS AND LENDER UNCONDITIONALLY WAIVE THEIR RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, ANY OF THE OTHER LOAN DOCUMENTS, ANY OF THE INDEBTEDNESS SECURED HEREBY, ANY DEALINGS BETWEEN BORROWERS AND LENDER RELATING TO THE SUBJECT MATTER OF THIS TRANSACTION OR ANY RELATED TRANSACTIONS, AND/OR THE RELATIONSHIP THAT IS BEING ESTABLISHED BETWEEN BORROWERS AND LENDER. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT. THIS WAIVER IS IRREVOCABLE. THIS WAIVER MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING. THE WAIVER ALSO SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENTS, OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THIS TRANSACTION OR ANY RELATED TRANSACTION. THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

9.11. Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL IN ALL RESPECTS BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES OF SUCH STATE), INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, REGARDLESS OF THE LOCATION OF THE COLLATERAL.

9.12 Confidentiality. The Lender agrees that it will use commercially reasonable efforts not to disclose without the prior consent of the Borrowers any information (the “Information”) with respect to the Borrowers and their subsidiaries which is furnished pursuant to this Agreement, any other Loan Document or any documents contemplated by or referred to herein or therein and which is designated by the Borrowers to the Lender in writing as confidential or as to which it is otherwise reasonably clear such information is not public, except that Lender may disclose any such Information (a) to its employees, affiliates, auditors or counsel, (b) as has become generally available to the public other than by a breach of this Section 9.12, (c) as may be required or appropriate in any report, statement or testimony submitted to any municipal, state or federal regulatory body having or claiming to have jurisdiction over the Lender or (d) as may be required or appropriate in response to any summons or subpoena or any law, order, regulation or ruling applicable to the Lender.

9.13 Termination of Security Interest. Upon the indefeasible payment in full of the Obligations (other than inchoate indemnity obligations) the security interest granted herein shall terminate and all rights to the Collateral shall revert to the Borrower. Upon Lender’s written verification to Cardium of receipt of such payment, Lender hereby authorizes the Borrowers to file any UCC termination statements necessary to effect such termination and Lender will return any Collateral in its possession to the Borrowers and will execute and deliver to the Borrowers any additional documents or instruments as any Borrower shall reasonably request to evidence such termination.

[Signature Page Follows]

IN WITNESS WHEREOF, Borrowers and Lender, intending to be legally bound hereby, have duly executed this Agreement in one or more counterparts, each of which shall be deemed to be an original and all of which together shall constitute one agreement, as of the date first set forth above.

LENDER:		BORROWERS:

LIFE SCIENCES CAPITAL, LLC		INNERCOOL THERAPIES, INC.

By:	/s/ Amirapu Somasekhar	By:	/s/ Tyler M. Dylan
Name:	Amirapu Somasekhar	Name:	Tyler M. Dylan
Title	CEO & President	Title:	Chief Business Officer

TISSUE REPAIR COMPANY

		By:	/s/ Dennis M. Mulroy
		Name:	Dennis M. Mulroy
		Title:	Chief Financial Officer

CARDIUM THERAPEUTICS, INC.

		By:	/s/ Tyler M. Dylan
		Name:	Tyler M. Dylan
		Title:	Chief Business Officer

SCHEDULE 5.7- PERMITTED LIENS

[None]